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                                                                    EXHIBIT 99.1

                                       DATE:                   November 10, 2003
                                       CONTACT:                       Lisa Capps
                                                              Investor Relations
                                                                        Westcorp
                                                           Phone: (949) 727-1002
                                       Email: Investor_Relations@Westcorpinc.com

WESTCORP UPDATES EARNINGS GUIDANCE FOR 2003 AND 2004

Irvine, CA: Westcorp (NYSE:WES) today updated its earnings guidance to reflect higher levels of estimated net income resulting primarily from improving credit quality trends and to reflect an anticipated 12% increase in shares outstanding from the prospective issuance of 5.4 million shares through its previously announced common stock offering.

For 2003, the Company expects to generate net income of approximately $120 million. This is an increase from the Company's previous 2003 net income estimate of $118 million, which formed the basis for the Company's previous 2003 earnings per share estimate of $2.75 per share. Based on this increased level of estimated 2003 net income, and giving effect to the prospective issuance of 5.4 million shares and the anticipated use of proceeds therefrom, the Company now expects earnings per share for 2003 to be approximately $2.77.

For 2004, the Company expects to generate net income of approximately $170 million. This is an increase from the Company's previous 2004 net income estimate of $157 million that formed the basis for the Company's previous 2004 earnings per share guidance of $3.40. Based on this increased level of estimated 2004 net income, and giving effect to the prospective issuance of 5.4 million shares and the anticipated use of proceeds therefrom, the Company now expects earnings per share for 2004 to be approximately $3.25.

Westcorp is a financial services holding Company whose principal subsidiaries are WFS Financial Inc and Western Financial Bank. Westcorp is a publicly owned Company whose common stock is traded on the New York Stock Exchange under the symbol WES.
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Westcorp, through its subsidiary, WFS, is one of the nation's largest independent automobile finance companies. WFS specializes in originating, securitizing, and servicing new and pre-owned prime and non-prime credit quality automobile contracts through its nationwide relationships with automobile dealers. Information about WFS can be found at its Web site at http://www.wfsfinancial.com.

Westcorp, through its subsidiary, Western Financial Bank, operates 18 retail bank branches and provides commercial banking services in Southern California. Information on the products and services offered by the Bank can be found at its Web site at http://www.wfb.com.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended. Forward-looking statements are identified by the use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will," and similar terms and phrases, including references to assumptions. Forward-looking statements in this press release relate to analyses and other information, which are based on forecasts of future results and estimates of amounts not yet determinable. In addition, these statements relate to the Company's future prospects, developments and business strategies and include information regarding the Company's improved credit quality trends, anticipated issuance of shares, and the use of proceeds from such share issuance. Forward-looking statements also include statements regarding the Company's expectation to achieve specified earnings per share for 2003.

These statements are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond its control, that could cause actual results to differ materially from those expressed in or implied by these forward-looking statements. In particular, there can be no assurances that improved credit quality trends or increases in shares outstanding and the proceeds from such increases in shares outstanding will continue in future periods.

The following factors are among those that may cause actual results to differ materially from the forward-looking statements: changes in general economic and business conditions; interest rate fluctuations, including hedging activities; the Company's financial condition and liquidity, as well as
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future cash flow and earnings and the level of operating expenses; competition;
the effect, interpretation, or application of new or existing laws, regulations, court decisions and significant litigation; and the level of chargeoffs on the automobile contracts that the Company originates.

A further list of these risks, uncertainties and other matters can be found in the Company's filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Company's actual results may vary materially from those expected, estimated or projected. The information contained in this press release is as of November 10, 2003. The Company assumes no obligation to update any forward-looking statements to reflect future events or circumstances.